                                                                   EXHIBIT 10.25

                              EMPLOYMENT AGREEMENT

This Agreement, is entered into by and between XOOM.com, Inc. ("XOOM.COM"), and Marc Sznajderman ("Employee") and is effective as of December 8, 1998. XOOM.COM and Employee agree to the following terms and conditions of employment.

1. Position and Responsibilities. Employee is employed by XOOM.COM as Vice President of Corporate Development and agrees to perform all services appropriate to that position, as well as such other services as may be assigned by XOOM.COM. Employee shall devote his best efforts and full-time attention to the performance of his duties and shall not accept any other employment or engage in any other business, commercial, or professional activity that is or may be competitive with XOOM.COM, that might create a conflict of interest with XOOM.COM, or that otherwise might interfere with the business of XOOM.COM or any
affiliate.   Employee may serve as a director or as a member of the advisory board of any company provided that he complies with the restrictions set forth in Section 1 and Section 4.

2. Compensation and Benefits. XOOM.COM shall pay Employee a base salary at the rate of One Hundred and Twenty Thousand Dollars ($120,000) per year and a discretionary annual bonus of up to Fifty Thousand ($50,000) to be paid quarterly upon achievement of personal and company targets to be defined. Employee will be eligible for an annual review of this agreement no later than one year from the date of this agreement.

Employee shall receive benefits from all present and future benefit plans set forth in XOOM.COM's policies and generally made available to similarly situated employees (as these policies may be amended). XOOM.COM may, in its sole discretion, adjust Employee's compensation and benefits provided under this Agreement.

3.  Termination of Employment.

(a) By Employer Not For Cause. Except as modified in section 3(c), below, at any time, XOOM.COM may terminate Employee's employment for any reason, with or without Cause, by providing one hundred eighty (180) days' advance written notice, and shall have the option, in its discretion, to terminate Employee's employment at any time prior to the end of such notice period, provided XOOM.COM pays Employee an amount equal to the base compensation Employee would have earned through the balance of the above notice period plus benefits, thereafter all of XOOM.COM's obligations under this Agreement shall cease. In the event that XOOM.COM exercises its right to terminate Employee's employment upon notice under the terms of this subsection, Employee shall be immediately entitled to exercise one hundred percent (100%) of any stock options granted by XOOM.COM that had not previously vested. If the stock of XOOM.COM or any parent company is publicly traded, Employee's exercise of stock options subject to vesting under this subsection must be made within four (4) months of the date upon which Employee was informed of XOOM.COM's intent to terminate his employment.

In the event XOOM.COM's stock is not publicly traded, Employee's exercise of stock options must be made within twelve (12) months of the date upon which Employee was informed of XOOM.COM's intent to terminate his employment.

XOOM.COM may dismiss Employee with or without cause notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of XOOM.COM relating to employment, discipline, or termination.

(b) By Employer For Cause. Except as modified in section 3(c), below, at any time, XOOM.COM may terminate Employee for Cause (as defined below). XOOM.COM shall pay Employee all compensation then due; thereafter, all of XOOM.COM's obligations under this Agreement shall cease. "Cause" shall include:

       1. unsatisfactory performance, misconduct, failure to follow policies or procedures, material breach of this Agreement, and excessive absenteeism. XOOM.COM shall provide at least one appropriate written warning of specific deficiencies and provide a reasonable period not to exceed thirty days for Employee to cure any such deficiencies.

       2. to the extent permitted by law, unavailability for work due to disability for more than ninety (90) days in any one (1) year period.

       3. Committing a felony, an act of fraud against or the willful misappropriation of property belonging to XOOM.COM.

       4. Conviction in a court of competent jurisdiction of a felony or misdemeanor which adversely and materially affects the ability of the executive to perform his duties, obligations and responsibilities herein or the good name, goodwill or reputation of XOOM.COM.

(c) By Employer Following Change in Control or Corporate Transaction. Notwithstanding the foregoing, in the event that Employee's employment is involuntarily terminated or Constructively Terminated (as defined herein) by XOOM.COM, or any successor or assign of XOOM.COM, for any reason, with or without cause (as defined above), following a Change in Control or Corporate Transaction or the execution of a letter of intent that, by its terms, ultimately results in a Change in Control or Corporate Transaction, as those terms are defined in the XOOM.COM, Inc. 1998 Stock Incentive Plan, Employee shall be entitled to payment of an amount equal to six months (6) month's base compensation plus benefits; thereafter, all obligations of XOOM.COM, or any
successor or assign of XOOM.COM, under this Agreement shall cease.   In the
event that Employee's employment is terminated or Constructively Terminated under the terms of this subsection, Employee shall be immediately entitled to exercise any and all stock options granted by XOOM.COM that had not previously vested. "Constructive Termination" shall mean (i) a material reduction in Employee's salary or benefits not agreed to by the Employee; or (ii) a material change in Employee's position or responsibilities not agreed to by the Employee; or (iii) XOOM.com's (or its successors' or assigns') failure to comply in all material respects with any material term of this Agreement.

(d) By Employee. At any time, Employee may terminate his employment for any reason, with or without cause, by providing XOOM.COM thirty (30) days' advance written notice. XOOM.COM shall have the option, in its complete discretion, to make Employee's termination effective at any time prior to the end of such notice period, provided XOOM.COM pays Employee all compensation due and owing through the last day actually worked, plus an amount equal to the base salary Employee would have earned through the balance of the above notice period, not to exceed thirty (30) days; thereafter, all of XOOM.COM's obligations under this Agreement shall cease.

(e) Termination Obligations. Employee agrees that all property, including tangible Proprietary Information (as defined below), documents, records, notes, contracts, and computer-generated materials furnished to or prepared by Employee related to his employment, belongs to XOOM.COM and shall be returned promptly to XOOM.COM upon termination. Employee's obligations under this subsection shall survive the termination of his employment and the expiration of this Agreement.

4. Proprietary Information. "Proprietary Information" is all information and any idea pertaining in any manner to the business of XOOM.COM (or any affiliate), its employees, clients, consultants, or business associates, which was produced by any employee of XOOM.COM in the course of his or her employment or otherwise produced or acquired by or on behalf of XOOM.COM. Proprietary Information shall include, without limitation, trade secrets, product ideas, inventions, processes, formulas, data, know-how, software and other computer programs, copyrightable material, marketing plans, strategies, sales, financial reports, forecasts, and customer lists. All Proprietary Information not generally known outside of XOOM.COM's organization, and all Proprietary Information so known only through improper means, shall be deemed "Confidential Information." During his employment, Employee shall use Proprietary Information, and shall disclose Confidential Information, only for the benefit of XOOM.COM and as is necessary to perform his job responsibilities under this Agreement. Following termination, Employee shall not use any Proprietary Information and shall not disclose any Confidential Information, except with the express written consent of XOOM.COM. By way of illustration and not in limitation of the foregoing, following termination, Employee shall not use any Confidential Information to compete against XOOM.COM or employ any of its employees. Employee further agrees that for one (1) year following termination, he shall not solicit any customer or employee of XOOM.COM. Employee's obligations under this Section shall survive the termination of his employment and the expiration of this Agreement.

5. Integration and Amendment. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Employee's employment. This Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in any manner to the employment of Employee, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of XOOM.COM, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

This Agreement may not be amended except by a written agreement signed by each of the parties. Failure to exercise any right under this Agreement shall not constitute a waiver of such right.

6. Interpretation. This Agreement shall be governed by and construed in accordance with the law of the State of California. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. If a court or arbitrator holds any provision of this Agreement to be invalid, unenforceable, or void, the remainder of this Agreement shall remain in full force and effect. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

7. Acknowledgment. Employee acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.

8. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of and shall be enforceable by the respective successors and assigns of the parties hereto, as well as the Employee's heirs, executor or administrator.

9. Waiver, Modification or Amendment. No amendment of, or waiver of any obligations under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought.


The parties have duly executed this Agreement as of the date first written above.


EMPLOYEE                               XOOM.COM, INC.



---------------------------------      ---------------------------------
By:                                    By:   Laurent Massa
                                       Its:  President and CEO